Exhibit 99.1

Mesa Labs Announces Second Quarter Fiscal Year 2027 Results and Issues First Full-Year Guidance

Lakewood, Colorado, November 9, 2026 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“Mesa” or “the Company”), a global leader in the design and manufacture of critical quality control solutions and life sciences tools, today announced results for its second fiscal quarter (“2Q27”) ended September 30, 2026, and issued full-year guidance for the first time (dollars in thousands, except per-share amounts).

2Q27 Financial Summary – (comparisons are versus the same prior year period)

●	Revenues increased 2.6% to $62,336
●	Non-GAAP organic and constant currency organic revenues[1] growth was 2.6% and 3.1%, respectively
●	Non-GAAP revenues excluding Clinical Genomics[6] increased 5.2% (5.8% constant currency) to $52,171; for the first six months, 3.2% (3.3% constant currency) to $102,020
●

Sterilization and Disinfection Control revenues increased 14.6% to $25,342; over the last twelve months, the division increased 8.5% to $103,897, the highest twelve-month total revenues in the division’s history

●	Operating income increased 77.6% to $8,388
●	Net income increased 75.3% to $4,341
●	Non-GAAP Adjusted EBITDA[2] increased 21.1% to $17,317, or 27.8% of revenues
●	Repaid $11,406 of debt, and reduced Total Net Leverage Ratio[3] to 1.75
●	Issued full-year fiscal 2027 guidance for the first time: revenues of $250,000 to $255,000 and adjusted EBITDA of $66,000 to $68,000

We operate a diversified business across four divisions: Sterilization and Disinfection Control (“SDC”), Biopharmaceutical Development (“BPD”), Calibration Solutions (“CS”), and Clinical Genomics (“CG”).

Executive Commentary

“Our second quarter showed the progress we are making and the work that remains. SDC is shipping more reliably on most of its product lines, and the Savings Plan we announced in October is under way. Today we are giving full-year guidance for the first time. We have built it conservatively, on a half-year of data under the changes we have made, because a number that our shareholders can count on is worth more than one that flatters a quarter,” said Dr. Siddhartha Kadia, President and CEO of Mesa.

“Mesa is a set of durable, regulation-embedded franchises with real and growing earnings power,” Dr. Kadia continued. “We have begun to fix the execution issues that held us back. My focus now is disciplined execution and consistent, profitable growth — and this guidance reflects that.”

“Second quarter revenues of $62,336 represented 2.6% organic (3.1% constant currency organic) growth, continuing positive organic growth in each quarter of FY27 to date. Growth was driven by SDC and CS, partially offset by BPD, which continued to be impacted by export-control processing delays, and CG. Adjusted EBITDA was 27.8% of revenues versus 23.5% in 2Q26. In the second quarter, we repaid $11,406 of debt and reduced our Total Net Leverage Ratio to 1.75,” said John Sakys, Chief Financial Officer of Mesa.

Financial Results (unaudited)

Total revenues were $62,336, an increase of 2.6% compared to 2Q26. Operating income increased 77.6% to $8,388. Net income was $4,341, an increase of 75.3%, or $0.75 per diluted share of common stock, compared with $0.45 per diluted share in 2Q26. On a non-GAAP basis, constant currency organic revenues growth was 3.1% and adjusted EBITDA increased 21.1% to $17,317 compared to 2Q26. A reconciliation of non-GAAP measures is provided in the tables below. Total Net Leverage Ratio was 1.75 as of September 30, 2026.

Second Quarter Results by Division

	Revenues	Organic Revenues Growth			Constant Currency Organic Revenues Growth

(Amounts in thousands)	Three Months Ended September 30, 2026	Six Months Ended September 30, 2026	Three Months Ended September 30, 2026	Six Months Ended September 30, 2026	Three Months Ended September 30, 2026	Six Months Ended September 30, 2026
SDC	$25,342	$49,847	14.6%	4.9%	15.4%	4.7%
BPD	12,779	24,838	(8.2)%	(2.2)%	(7.2)%	(1.6)%
CS	14,050	27,335	3.5%	5.5%	3.5%	5.4%
CG	10,165	20,454	(8.8)%	(4.6)%	(9.1)%	(5.2)%
Total	$62,336	$122,474	2.6%	1.8%	3.1%	1.7%

Sterilization and Disinfection Control (40.7% of revenues in 2Q27) revenues were $25,342 for the quarter, an organic revenues increase of 14.6%, which largely reflects the comparison with 2Q26, when revenues were negatively impacted by product fulfillment delays caused by production challenges. We have resolved the production issues underlying the delays for most product lines and shipment volumes have increased. Over the last twelve months, SDC revenues increased 8.5% to $103,897, the highest twelve-month total in the division’s history, and first-half FY27 revenues increased 4.9% to $49,847. Gross profit percentage for the quarter increased by 260 bps versus the same quarter in the prior year, primarily due to lower contract labor and consulting costs, as the prior year included spending on manufacturing process improvement initiatives and third-party production support, and higher revenues across a partially fixed cost base. In September, the U.S. Food and Drug Administration inspected our Bozeman, Montana facility, where we manufacture biological indicators, and issued no Form 483 observations at the close of the inspection.

Biopharmaceutical Development (20.5% of revenues in 2Q27) revenues were $12,779 for the quarter, which resulted in an organic revenues decline of 8.2%. The decline in revenues is primarily due to lower peptide hardware sales as we encountered export-control processing delays for certain of these products. Immunoassays revenues were relatively flat as higher consumables and services offset lower instrument sales. Gross profit percentage for the quarter increased 670 bps, primarily due to favorable product mix, as higher-margin immunoassays revenues and consumables represented a greater proportion of the division’s total revenues as well as lower margins in the prior year period resulting from the impact of tariffs and foreign currency.

Calibration Solutions (22.5% of revenues in 2Q27) revenues were $14,050 for the quarter, an organic revenues increase of 3.5%, primarily due to increased sales volumes across several product lines, resulting from continued strong commercial execution and the impact of price increases. Gross profit percentage for the quarter decreased by 110 bps, primarily from unfavorable product mix and higher transportation costs. We expect to add business development capacity in this division as part of the reinvestment we announced in October in an effort to drive consistent organic revenues growth.

Clinical Genomics (16.3% of revenues in 2Q27) revenues were $10,165 for the quarter, which resulted in an organic revenues decline of 8.8%. The decrease was primarily attributable to the timing of consumables order fulfillment for a large customer. Revenues from China also declined modestly compared with the prior year period. We have begun to focus Clinical Genomics on pharmacogenomics and oncology, and on high-utilization accounts, and are managing the business for profitability rather than scale. As a result, we expect Clinical Genomics revenues to decline in the second half of fiscal 2027 and into fiscal 2028 as we de-emphasize lower-margin products and accounts. Gross profit percentage for the quarter decreased by 80 bps, primarily due to unfavorable product mix, as consumables, which carry higher margins, represented a lower portion of total revenues, as well as lower revenues on a partially fixed cost base.

Savings Plan

On October 13, 2026, we announced a savings plan (the “Savings Plan”) expected to reduce annualized operating costs by approximately $9,300. We plan to reinvest approximately $4,300 of the savings in the business to drive profitable growth, for a net annualized cost reduction of approximately $5,000. The Savings Plan consists of a global restructuring program (the “Restructuring Program”), which we estimate will result in total pre-tax charges of approximately $2,600 to $3,400, primarily during the second half of fiscal year 2027. The reinvestment includes adding commercial and technical resources in Asia for Sterilization and Disinfection Control and Biopharmaceutical Development, including a leader for Asia outside of China and filling key corporate positions. The Restructuring Program also includes the exit of our Hamburg, Germany facility when its lease expires in February 2027. Actions began after Board approval, and we expect them to be substantially complete by the end of fiscal year 2027, except for certain international employee exits with protected notice periods, which we expect to complete in the first half of fiscal year 2028. We expect the Savings Plan to be fully reflected in our annualized cost structure by the end of fiscal year 2028. We did not incur any restructuring charges in the second quarter of fiscal 2027, as the Restructuring Program was approved after quarter-end.

Fiscal Year 2027 Guidance

For the fiscal year ending March 31, 2027, we expect:

●	Revenues of $250,000 to $255,000
●	Adjusted EBITDA of $66,000 to $68,000

Fiscal year 2027 adjusted EBITDA guidance compares with adjusted EBITDA of $62,969 for fiscal year 2026, an increase of approximately 5% to 8%, on revenues growth of approximately 0% to 2%. The fiscal year 2027 guidance reflects the expected impact of the Savings Plan announced on October 13, 2026, net of the reinvestment described above, and reflects the lower Clinical Genomics revenues we expect in fiscal 2027. Adjusted EBITDA guidance excludes restructuring charges. We expect revenues growth to be uneven from quarter to quarter. Third quarter revenues are expected to be about flat compared with the prior-year period, mainly because of lower Clinical Genomics revenues. Excluding Clinical Genomics, we expect revenues to continue to grow.

Adjusted EBITDA is a non-GAAP financial measure. The most directly comparable GAAP measure is net income. We are unable to reconcile our fiscal 2027 Adjusted EBITDA outlook to forecasted net income without unreasonable effort because of the difficulty in forecasting certain reconciling items with a reasonable degree of certainty, including income tax expense, foreign currency remeasurement gains and losses, the periods in which restructuring charges will be recognized, or potential non-cash impairment charges. These items depend on future events outside our control, and we expect their variability to have a potentially significant impact on our fiscal 2027 results determined in accordance with GAAP.

Capital Allocation

Together with our Board, we have completed a review of our capital allocation strategy. It began in October, when we moved capital out of Clinical Genomics and into our more profitable businesses, and that work continues. Our priorities are to invest in our own businesses, where we see the best returns for profitable growth; to keep our balance sheet strong; and, as we earn it, to bring distributors in-house and then add small tuck-in acquisitions in our Quality Control businesses. The next action under that strategy is the Board’s authorization of a share repurchase program, which gives us the flexibility to repurchase shares opportunistically while we continue to reduce debt.

Share Repurchase

On November 4, 2026, the Board of Directors terminated the Company’s existing share repurchase program, which was authorized in 2005, and authorized a new program to repurchase up to $40,000 of the Company’s common stock. Repurchases may be made from time to time in the open market, including under Rule 10b5-1 trading plans, in privately negotiated transactions, or by other means, in compliance with applicable securities laws. The timing and amount of repurchases will depend on the market price of the stock, business and market conditions, capital requirements and other factors. The Company expects to fund repurchases with cash on hand and cash from operations. The program expires on December 31, 2028, does not obligate the Company to acquire any particular amount of common stock, and may be modified, suspended or terminated at any time at the Board’s discretion.

Leadership Appointment

Mesa Labs also announced the appointment of Sanket Shah as Corporate Vice President, General Counsel and Secretary, effective November 2, 2026. Mr. Shah brings more than 17 years of public-company legal experience, most recently as General Counsel and Corporate Secretary of FocalTherics, a publicly traded medical technology company. He previously held senior legal roles at Paragon 28, ViewRay and GE Healthcare. Mr. Shah will lead the company’s legal, compliance and governance functions and reports to Dr. Siddhartha Kadia, President and Chief Executive Officer.

Conference Call, Webcast, and Webcast Replay Information

Details for the conference call can be found below:

Date:	Monday, November 9, 2026
Time:	4:30 p.m. Eastern Time
Toll Free:	1-833-461-5787
International:	1-585-542-9983
Conference ID:	725 558 996
Webcast:	https://events.q4inc.com/attendee/725558996

Please call the conference telephone number or log on to the web access link five minutes prior to the start time.

A replay of the call will remain available for 45 days via the investors section of the Mesa Labs website at https://investors.mesalabs.com/.

Use of Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth, constant currency organic revenues growth, revenues excluding Clinical Genomics, and combined gross profit for our Quality Control and Life Sciences Tools businesses are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.” A reconciliation of each of our non-GAAP measures to its nearest GAAP counterpart is set forth below, along with additional information regarding their use.

1 Organic revenues growth is defined as reported revenues growth excluding the impact of acquisitions. Constant currency organic revenues growth is defined as organic revenues growth excluding currency translation.

2 EBITDA is defined as net income (loss) before interest income, interest expense and amortization of debt issuance costs, income tax expense (benefit), and depreciation and amortization of intangible assets expense. Adjusted EBITDA is defined as EBITDA before: (i) foreign currency impact of certain intercompany loans, (ii) stock-based compensation expense, and, if applicable in a reporting period, (iii) restructuring costs incurred pursuant to an approved plan, (iv) executive transition costs (other than costs included in clause (iii)), (v) acquisition and integration related expenses, (vi) impairment charges, (vii) gain or loss on extinguishment of debt, (viii) non-cash purchase accounting charges, (ix) gain or loss on divestiture or sale of a business, (x) income or loss from discontinued operations, net of tax, and (xi) other significant items, net, in each case as separately identified and quantified in the applicable reconciliation.

3 Total Net Leverage Ratio is defined as the ratio of total debt minus unrestricted cash in excess of $10,000 as compared to 12 months trailing EBITDA as defined in our Credit Facility, which differs from EBITDA and adjusted EBITDA as presented in this release.

4 Adjusted operating income is defined as operating income excluding the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, and depreciation and impairment of goodwill and long-lived assets. These measures are also presented excluding unusual items.

5 Combined gross profit for our Quality Control businesses is the sum of the gross profit of the Sterilization and Disinfection Control and Calibration Solutions and the related combined gross profit percentage is their combined gross profit divided by the sum of their revenues. Combined gross profit for our Life Sciences Tools businesses is the sum of the gross profit of the Biopharmaceutical Development and Clinical Genomics segments and the related combined gross profit percentage is their combined gross profit divided by the sum of their revenues.

6 Revenues excluding Clinical Genomics is a non-GAAP measure, defined as total revenues (GAAP) less the revenues of our Clinical Genomics division, which we are reshaping under the Restructuring Program announced on October 13, 2026. Growth is presented on an organic and constant currency basis using the definitions in footnote 1. A reconciliation to total GAAP revenues is provided in the tables below. We expect to report this measure each quarter while Clinical Genomics is being reshaped.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of critical quality control solutions and life sciences tools for regulated applications in the pharmaceutical, healthcare and medical device industries. With manufacturing operations in the United States and Europe, and commercial reach across North America, Europe, the Asia Pacific Region, and throughout the world, we serve customers whose applications demand accuracy, reliability and regulatory compliance.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions, strategic initiatives, our fiscal year 2027 guidance, and our Savings Plan. Words such as “seek,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business; market acceptance of our products; the potential for reduced demand for our products; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; the anticipated benefits, costs and timing of our Savings Plan and Restructuring Program; our ability to achieve our fiscal year 2027 guidance; export-control processes and the timing of customer shipments; the timing and outcome of regulatory inspections; the outcome of impairment assessments; share repurchases; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2026, and our Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

John Sakys; CFO

1-303-987-8000

investorrelations@mesalabs.com

Financial Summary

Condensed Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Revenues	$62,336	$60,737	$122,474	$120,280
Cost of revenues	22,458	23,406	43,584	46,010
Gross profit	39,878	37,331	78,890	74,270
Operating expenses	31,490	32,607	63,471	66,482
Operating income	8,388	4,724	15,419	7,788
Nonoperating expense (income)	2,354	2,725	5,032	(1,223)
Earnings before income taxes	6,034	1,999	10,387	9,011
Income tax expense (benefit)	1,693	(477)	3,216	1,793
Net income	$4,341	$2,476	$7,171	$7,218

Earnings per share (basic)	$0.77	$0.45	$1.28	$1.32
Earnings per share (diluted)	0.75	0.45	1.25	1.30

Weighted average common shares outstanding:
Basic	5,644	5,512	5,620	5,488
Diluted	5,760	5,535	5,722	5,543

 Condensed Consolidated Balance Sheets

(Amounts in thousands)	September 30, 2026 (unaudited)	March 31, 2026
Cash and cash equivalents	$22,312	$26,928
Other current assets	75,935	79,340
Total current assets	98,247	106,268
Noncurrent assets	309,488	321,479
Total assets	$407,735	$427,747

Liabilities	$213,139	$241,502
Stockholders’ equity	194,596	186,245
Total liabilities and stockholders’ equity	$407,735	$427,747

Reconciliation of Non-GAAP Measures
(Unaudited)

GAAP Net Income to Non-GAAP Adjusted EBITDA

	Three Months Ended		Six Months Ended		Fiscal Year Ended
(Amounts in thousands)	September 30,		September 30,		March 31,
	2026	2025	2026	2025	2026
Net income (GAAP)	$4,341	$2,476	$7,171	$7,218	$6,712
Interest income	(10)	(10)	(24)	(20)	(124)
Interest expense and amortization of debt issuance costs	2,137	2,862	4,500	5,060	10,692
Income tax expense (benefit)	1,693	(477)	3,216	1,793	5,302
Depreciation	1,252	1,315	2,505	2,719	5,254
Amortization of intangible assets	4,309	4,534	8,701	9,087	18,017
EBITDA (non-GAAP)	$13,722	$10,700	$26,069	$25,857	$45,853
Stock-based compensation expense	3,377	3,812	5,736	7,693	17,868
Foreign currency impact of intercompany loan	218	(213)	649	(6,390)	(3,741)
Executive transition costs	-	-	-	-	2,989
Other significant items, net[a]	-	-	382	-	-
Adjusted EBITDA (non-GAAP)	$17,317	$14,299	$32,836	$27,160	$62,969
Adjusted EBITDA as a % of revenues (non-GAAP)	27.8%	23.5%	26.8%	22.6%	25.3%

a Legal settlement related to a lawsuit stemming from actions prior to presented reporting periods

GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Operating income (GAAP)	$8,388	$4,724	$15,419	$7,788
Amortization of intangible assets	4,309	4,534	8,701	9,087
Stock-based compensation expense	3,377	3,812	5,736	7,693
Depreciation expense	1,252	1,315	2,505	2,719
AOI (non-GAAP)	$17,326	$14,385	$32,361	$27,287

Unusual items – before tax
Legal Settlement [b]	$-	$-	$382	$-
Severance costs [c]	-	848	-	848
Total impact of unusual items on AOI – before tax	$-	$848	$382	$848

AOI excluding unusual items (non-GAAP)	$17,326	$15,233	$32,743	$28,135

b Legal settlement related to a lawsuit stemming from actions prior to presented reporting periods

c Severance charges recorded in 2Q26 for individuals in each of our business units and corporate functions. The charges affected employees in each of our Asia Pacific, Europe, and North America geographies

Organic and Constant Currency Organic Revenues Growth (Unaudited)

	Three Months Ended September 30, 2026	Six Months Ended September 30, 2026
Total revenues growth	2.6%	1.8%
Impact of acquisitions	-%	-%
Organic revenues growth (non-GAAP)	2.6%	1.8%
Currency translation	0.5%	(0.1)%
Constant currency organic revenues growth (non-GAAP)	3.1%	1.7%

Revenues Excluding Clinical Genomics (Unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Total revenues (GAAP)	$62,336	$60,737	$122,474	$120,280
Less: Clinical Genomics revenues	(10,165)	(11,140)	(20,454)	(21,437)
Revenues excluding Clinical Genomics (non-GAAP)	$52,171	$49,597	$102,020	$98,843

	Three Months Ended September 30, 2026	Six Months Ended September 30, 2026
Total revenues growth	2.6%	1.8%
Impact of excluding Clinical Genomics	2.6%	1.4%
Revenues growth excluding Clinical Genomics (non-GAAP)	5.2%	3.2%
Impact of acquisitions	-%	-%
Organic revenues growth excluding Clinical Genomics (non-GAAP)	5.2%	3.2%
Currency translation	0.6%	0.1%
Constant currency organic revenues growth excluding Clinical Genomics (non-GAAP)	5.8%	3.3%

Quality Control and Life Sciences Tools Businesses

Sterilization and Disinfection Control and Calibration Solutions make up our Quality Control businesses, and Biopharmaceutical Development and Clinical Genomics make up our Life Sciences Tools businesses. In the first half of fiscal 2027, revenues from our Quality Control businesses were $77,182, with a combined gross profit5 of $51,277 or 66.4% as a percentage of revenues. Revenues from our Life Sciences Tools businesses were $45,292, with a combined gross profit of $27,613 or 61.0% as a percentage of revenues. Combined gross profit is a non-GAAP measure and is reconciled in the tables below. Our Life Sciences Tools businesses incur higher sales and marketing and research and development expenses than our Quality Control businesses. We continue to report four segments.

Combined Gross Profit of Quality Control and Life Sciences Tools Businesses, Six Months Ended September 30, 2026 (Unaudited)

	Quality Control			Life Sciences Tools
(Amounts in thousands)	SDC	CS	Total (non- GAAP)	BPD	CG	Total (non- GAAP)	Total (GAAP)
Revenues	$49,847	$27,335	$77,182	$24,838	$20,454	$45,292	$122,474
Gross profit	$34,866	$16,411	$51,277	$15,898	$11,715	$27,613	$78,890
Gross margin	69.9%	60.0%	66.4%	64.0%	57.3%	61.0%	64.4%

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide supplemental non-GAAP measures to provide further insight into our operating performance. Management uses these non-GAAP measures to evaluate operating performance, to make financial and operating decisions, and to compare our results to prior periods and to our competitors. Non-GAAP measures presented herein, including EBITDA, adjusted EBITDA, AOI, AOI excluding unusual items, organic revenues growth, constant currency organic revenues growth and combined gross margin are not prepared in accordance with GAAP. Such measures are a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP such as GAAP net income, operating income, earnings per share, and revenues. Non-GAAP measures should be evaluated in conjunction with GAAP financial measures. Our non-GAAP information may differ from the non-GAAP information provided by other companies.

Beginning in the second quarter of fiscal 2027, we present EBITDA and adjusted EBITDA as additional non-GAAP financial measures as we believe these measures facilitate comparisons of operating performance across periods and with other companies by excluding the effects of capital structure, income taxes, non-cash depreciation and amortization, and certain items that may vary significantly in amount and timing from period to period, and because EBITDA and adjusted EBITDA are commonly used by investors and analysts to compare operating performance across companies in our industry. We present projected adjusted EBITDA rather than projected net income for the same reasons. We have continued to present AOI and AOI excluding unusual items as management relies upon these measures to evaluate performance and to determine incentive compensation for fiscal year 2027. The measures differ primarily in that (i) AOI is calculated from operating income and therefore excludes all nonoperating income and expense, whereas adjusted EBITDA is calculated from net income and includes nonoperating items other than interest, the foreign currency impact of certain intercompany loans, and the other items described in footnote 2, and (ii) AOI excluding unusual items further excludes certain items that are not excluded from adjusted EBITDA.